EXHIBIT 1

Convocation Notice of the 18th

Ordinary General Meeting of Shareholders

of

Internet Initiative Japan Inc.

This document is an English translation of the “Convocation notice of the 18th ordinary general meeting of shareholders” (“Dai ju-hachikai teiji kabunushi sokai shoshu gotsuchi”) of Internet Initiative Japan Inc. (“IIJ” or “the Company”) to be held on June 25, 2010.

CAUTIONARY NOTES

Note 1:
This document contains forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934) about our future plans that involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties, and other factors include, in particular, the factors set forth in “Item 3.D: Risk Factors” of our Annual Report on Form 20-F dated September 29, 2009 which has been filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and other factors may cause our actual results, performance, achievements or financial position to be materially different from any future results, performance, achievement or financial position expressed or implied by these forward-looking statements.

Note 2:
This document has been prepared pursuant to the requirements of the Corporation Law of Japan. Consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. Non-consolidated financial statements included in this document are non-consolidated base which differ from consolidated ones which IIJ should file with the U.S. Securities and Exchange Commission as Form 20-F.

Note 3:
The ADRs holders shall instruct The Bank of New York Mellon to exercise their voting rights represented by the shares underlying their ADRs but they may only provide their instructions to The Bank of New York Mellon. Otherwise, they are not entitled to exercise any voting right unless they cancel their ADRs and withdraw the shares of common stock. This means they may not be able to exercise any voting rights for IIJ and attend the ordinary general meeting of shareholders of IIJ.

TRANSLATION

June 7, 2010
TO OUR SHAREHOLDERS:
Koichi Suzuki
Representative Director
Internet Initiative Japan Inc.
1-105 Kanda Jinbo-cho,
Chiyoda-ku, Tokyo, Japan

CONVOCATION NOTICE OF
THE 18TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

You are hereby requested to attend the 18th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“IIJ” or “the Company”,) which is to be held as stated below.
In the event you are unable to attend the meeting, after reviewing the referential documents below, you may exercise your voting rights by indicating approval or disapproval on the voting form attached hereto and sending it or via the Internet. Please exercise your voting rights by no later than the end of business day (5:30 PM) on Thursday, June 24, 2010.

1.	Date and Time:	10:00 a.m., Friday, June 25, 2010

2.	Place:	KKR Hotel Tokyo
11th floor, Room Kujaku
1-4-1 Otemachi, Chiyoda-ku, Tokyo, Japan

3.	Agenda of the Meeting:

Subjects to be Reported:

1.
Business report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the board of company auditors for the 18th term (from April 1, 2009 to March 31, 2010)

2.	Non-consolidated financial statements for the 18th term (from April 1, 2009 to March 31, 2010)

Subjects to be Resolved:

Item 1: Appropriation of Retained Earnings
Item 2: Election of Eight Directors
Item 3: Election of Two Auditors
Item 4: Grant of Retirement Allowance to Retired Directors and Retired
Auditor

4.	Notice to Shareholders

With regard to the documents attached hereto, if there are any changes to be notified to the shareholders up to the day prior to the ordinary general meeting of shareholders, you may be notified by mail or IIJ’s web site at http://www.iij.ad.jp/IR/. (Japanese only)

(Attachment)

Business Report for the 18th Fiscal Year

1. Matters Regarding the Current Status of the IIJ Group
(1) Progress and Results of the Business
During the fiscal year ended March 31, 2010 ("FY2009"), the Japanese economic situation was tough with corporate earnings decreasing, capital expenditures dropping and the job market deteriorating. While the Japanese economy is gradually expected to recover with signs of recovery in exports and capital expenditure, we must keep an eye on down side risks from the deterioration of the global economy and financial risks.
For the data communication market, while demands for outsourcing service remained steady, the systems integration was heavily affected as companies withheld its IT investment and spending. We do believe that demands will recover, however, when it will recover is still uncertain.
For IIJ's FY2009 revenue, connectivity and outsourcing service revenue showed steady increase of 5.4% YoY as a result of continued needs for cost reduction and increased efficiency. Systems integration revenue was down 10.6% YoY heavily affected by the decrease in IT investments. As a result, total revenue was JPY68,006 million, down 2.5% YoY (JPY69,731 million for FY2008).
For profit, the increase in gross margin for connectivity and outsourcing service and the overall cost reduction had resulted in the stronger than expected result in operating income. Operating income increased by 16.9% YoY. The gross margin for connectivity and outsourcing service was JPY6,439 million, up 11.8% YoY. Gross margin for systems integration was JPY8,167 million, up 0.8% YoY. SG&A Expenses and R&D was JPY10,544 million, down 1.2% YoY as a result of overall reduction in expenses. As a result, operating income was JPY3,412 million, up 16.9% YoY (JPY2,917 million for FY2008).
In segments, operating income for network services and SI business segment was JPY4,435 million, up 21.1% YoY (JPY3,663 million for FY2008). For ATM operation business, because it is in its business start-up phase, the operating loss was JPY1,001 million (operating loss of JPY705 million for FY2008).
Income before income tax expenses was JPY2,859 million, up 40.5% YoY (JPY2,034 million for FY2008). Compared to FY2008, impairment losses on equity securities and interest expense decreased. Net income attributable to IIJ was JPY2,234 million, up 57.4% YoY (JPY1,419 million for FY2008). Deferred tax expenses increased and equity in net income of equity method investee increased.
IIJ has merged two of its 100% owned consolidated subsidiary, IIJ Technology Inc. ("IIJ-Tech") and IIJ Financial Systems Inc. ("IIJ-FS"), which mainly provides systems integration on April 1, 2010.

The status of our business by the type of services is as below:

[Connectivity and outsourcing services]
Revenues for connectivity service for corporate use reached JPY13,847 million, up 5.4% YoY (JPY13,142 million for FY2008). Demands for higher bandwidth was strong and revenues from IIJ Mobile service steadily increased.
For connectivity service for home use, revenue reached JPY6,854 million, up 4.8% YoY (JPY6,538 million for FY2008). The shift from ADSL to optical fiber and the increase in mobile data communication service contributed to the total growth.
Contracts for mobile data communication service reached over 40,000 contracts compared to approximately 23,000 contracts as of March 2009.
Outsourcing services revenues reached JPY16,271 million, up 5.7% YoY (JPY15,396 million for FY2009). Each service line-ups, such as "IIJ SecureMX Service" of email related services and "IIJ Secure Web Gateway Service", increased steadily contributing to the YoY growth. "IIJ Secure Web Gateway Service" prevents virus infection through a web browser and also prevents information leakage.
As a result, connectivity and outsourcing service revenue was JPY36,972 million, up 5.4% YoY (JPY35,076 million for FY2008).
Cost for connectivity and outsourcing service was JPY30,533 million, up 4.1% YoY (JPY29,318 million for FY2008). It increased as outsourcing related costs, network operation related costs and personnel related costs increased, respectively along with the increase in revenue. Backbone cost was JPY3,699 million, up 0.2% YoY. Gross margin was JPY6,439 million, up 11.8% YoY (JPY5,758 million for FY2008)and gross margin ratio was 17.4%, up 1.0% YoY.

[Systems integration]
Systems construction revenues, a one time revenue, decreased by 22.5% YoY to JPY11,354 million (JPY14,659 million for FY2008) heavily affected by the weak corporate IT investment. Systems operation and maintenance revenues, a recurring revenue, decreased by 1.4% YoY to JPY18,717 million (JPY18,989 million), affected by cost down pressure from large accounts and by the decrease in numbers of new engagements for systems construction.
As a result, systems integration revenue was JPY30,071 million, down 10.6% YoY (JPY33,647 million for FY2008).
The order backlog for systems integration and equipment sales was JPY13,559 million, down 8.8% YoY (JPY14,871 million for FY2008). Among that, the order backlog for systems construction and equipment sales was JPY3,164 million, up 10.5% YoY (JPY2,863 million for FY2008) and order backlog for systems operation and maintenance was JPY10,395 million, down 13.4% YoY (JPY12,008 million for FY2008) as of March 31, 2010, respectively.
Cost of SI revenues was JPY21,904 million, down 14.2% YoY (JPY25,543 million for FY2008). Outsourcing related costs largely decreased as a result of reduction of full-time outsourcing personnel. Purchasing cost also decreased along with the decrease in systems construction revenues. Gross margin was JPY8,167 million, up 0.8% YoY (JPY8,104 million for FY2008)and gross margin ratio was 27.2%, up 3.1% YoY.

[Equipment sales]
Equipment sales revenues was JPY756 million, down 23.2% YoY (JPY985 million for FY2008) and cost of equipment sales was JPY649 million, down 24.8% YoY.
Gross margin for equipment sales was JPY107 million, and gross margin ratio was 14.2%.

[ATM operation business]
The ATM operation business is provided through our consolidated subsidiary, Trust Networks Inc. (“Trust Networks”). It operates bank ATM and receive commission for each withdrawal. Revenue for ATM operation business was JPY207 million (JPY23 million for FY2008).
The ATM operation business is currently in its business start-up phase and the cost of ATM operation business was JPY964 million (JPY422 million in FY2008).
For FY2010, we target to reach break even at some point in the latter half of FY2010 although we expect operating loss of around JPY400 million.

(2) Capital Expenditures
Capital expenditures (including capital lease) for FY2009 was JPY 5,584 million. Other than the regulatory investments for network related equipments, there were additional investments on equipments for large customers and for the new back office systems.

(3) Financing
There is nothing to report on this subject.

(4) Transfers of Business, Split-offs or Spin-offs
There is nothing to report on this subject.

(5) Transfers of Business from Other Companies
There is nothing to report on this subject.

(6) Succession to the Rights and Responsibilities of Other Companies through Mergers and Acquisitions
There is nothing to report on this subject.

(7) Acquisition or Disposal of Shares and Other Equities or Warrants of Other Companies
There is nothing to report on this subject.

(8) Issues that the Group Faces
It is anticipated that the Japanese economy may gradually recover. For the recent IT service market surrounding our Group, as a result of the progress in internet related technology, communication and data processing are provided based on the same technological platform, as seen in the emergence of cloud computing concept. And the trend to outsource data processing and network as one network system infrastructure is expected to increase.
To seize this opportunity to further enhance our business in the future, it has become even more important to share our group business strategy and to combine our network service and the systems integration business for a stronger business structure. Thus we have merged our 100% owned consolidated subsidiary, IIJ-Tech and IIJ-FS, which mainly provides systems integration.
IIJ and its group companies will strengthen its ability as a group, to keep its superiority in internet related technology, to develop highly reliable and highly value added network services, to increase its ability to provide total network solution, to propel cross selling, to operate the group business with efficiency for further growth in the mid-to long term.

The shareholders’ continued support will be very much appreciated.
(9) Trend of Assets and Income
(JPY thousands except per share data)
	15th fiscal year	16th fiscal Year	17th fiscal Year	18th fiscal Year
	FY2006	FY2007	FY2008	FY2009
Revenues	57,054,581	66,835,299	69,730,730	68,006,380
Operating income	3,500,272	4,759,364	2,917,382	3,411,585
Net income attributable to IIJ	5,409,713	5,176,589	1,419,304	2,234,138
Basic net income attributable to IIJ per shareholders’	JPY 26,519	JPY 25,100	JPY 6,918	JPY 11,030
Total assets	47,693,004	55,702,546	52,301,199	51,115,450
Total IIJ shareholders’ equity	20,112,004	24,980,713	25,169,184	27,319,577
Total shareholders’ equity per share	JPY 98,592	JPY 120,985	JPY 124,265	JPY 134,882
(Notes)
1. IIJ’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.
2. Net income per share is calculated based on the basic weighted-average number of common shares outstanding during the fiscal year.

3. Total shareholders’ equity per share is calculated based on the total number of common shares (excluding treasury stock) outstanding at the end of each fiscal year except for the 15th fiscal year. The total shareholders’ equity per share for the 15th fiscal year was calculated based on the basic weighted-average number of common shares outstanding during the fiscal year because our equity-method investee which owned IIJ shares treated as treasury stock had been excluded from our equity-method investee right before the end of the fiscal year. Total shareholders’ equity per share calculated based on the total number of common shares outstanding at the 15th fiscal year is JPY 98,443.

(10) Items of the Principal Parent Companies and Subsidiaries

Principal Subsidiaries
Name of company	Common stock (JPY thousands)	Ownership	Primary business
IIJ-Tech	2,358,126	100.0%	Design, development, construction and operation and maintenance of systems
IIJ-FS	50,000	100.0%	Systems integration and operation and maintenance for securities firms
Trust Networks	330,000	73.3%	Operation of ATMs and ATMs networks
Net Care, Inc. (“Net Care”)	400,000	100.0%	Operation and monitoring of network systems, customer service support and call centers
Net Chart Japan, Inc. (“Net Chart”)	55,000	100.0%	Development of networks, construction, operation and maintenance and sell of network-related equipment
hi-ho Inc. (“hi-ho”)	240,000	100.0%	Provision of Internet connectivity services for home use
IIJ-Inovetion Institute Inc. (“IIJ-II”)	75,000	100.0%	R&D and incubation business for the next generation internet
GDX Japan Inc. (“GDX”)	235,000	62.3%	Provision of message exchange network services
IIJ America Inc. (“IIJ-A”)	USD2,530,000	100.0%	Operation of backbone networks and provision of Internet connectivity services in the U.S.
(Notes)
 1 IIJ’s ownership in IIJ-A includes indirect ownership. All of IIJ’s ownership in IIJ-FS is through indirect ownership.
 2 We have merged our 100% consolidated subsidiary, IIJ-Tech and IIJ-FS on April 1, 2010.

As of the end of FY2009, the number of consolidated subsidiaries was nine(9) and the number of equity-method investees was four(4).

(11) Major Business Lines
Our major business lines are to provide connectivity and outsourcing services, systems integration, equipment sales and ATM operation business.

(12) Major Offices

Name	Address	Functions
IIJ	Headquarters	Chiyoda-ku, Tokyo
	Branch and sales offices	Osaka-shi, Nagoya-shi, Fukuoka-shi, Sapporo-shi, Sendai-shi, Toyama-shi, Hiroshima-shi, Yokohama-shi, Toyota-shi and Naha-shi
IIJ-Tech	Headquarters	Chiyoda-ku, Tokyo
IIJ-FS	Headquarters	Chiyoda-ku, Tokyo
Trust Networks	Headquarters	Chuo-ku, Tokyo
Net Care	Headquarters	Chiyoda-ku, Tokyo
Net Chart	Headquarters	Yokohama-shi, Kanagawa
hi-ho	Headquarters	Chiyoda-ku, Tokyo
IIJ-II	Headquarters	Chiyoda-ku, Tokyo
GDX	Headquarters	Chiyoda-ku, Tokyo
IIJ-A	Headquarters	California, the United States
(Notes) We have merged our 100% consolidated subsidiary, IIJ-Tech and IIJ-FS on April 1, 2010.

(13) Employees

Number of employees	Change from the end of FY2007
1,687	+85
(Note)
The above figures include employees and contracted employees and exclude employees seconded from other companies.

(14) Major Borrowings

Source	Balance (JPY thousands)
The Bank of Tokyo-Mitsubishi UFJ, Ltd. ownership.	1,150,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,150,000
Mizuho Corporate Bank, Ltd.	1,050,000
Sumitomo Mitsui Banking Corporation	950,000
Mitsubishi UFJ Trust and Banking Corporation	700,000

2. Matters Regarding Shares of the Company

(1) Number of shares authorized: 377,600 shares
(2) Number of shares issued and outstanding: 206,478 shares
 (Including treasury stock: 3,934 shares)
(3) Number of shareholders at the end of FY2009: 4,488
(4) Major shareholders:

Name of shareholders	Number of shares held (shares)	Shareholding Ratio (%)
Nippon Telegraph and Telephone Corporation	50,475	24.9%
The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders (Note)	13,289	6.6%
Koichi Suzuki	12,873	6.4%
Itochu Corporation	10,430	5.1%
NTT Communications Corporation	10,200	5.0%
Goldman. Sachs & Co. Reg	8,472	4.2%
The Dai-ichi Mutual Life Insurance Company	6,365	3.1%
Japan Trustee Services Bank, Ltd (Trust account)	4,734	2.3%
The Master Trust Bank of Japan, Ltd (Trust account)	3,635	1.8%
Mizuho Corporate Bank, Ltd.	3,560	1.8%
(Notes)
1. The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders is the nominee of The Bank of New York Mellon, which is the depositary of IIJ’s ADRs, and the number of shares held by The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders is equivalent to the number of ADRs outstanding.
2. Shareholding ratio is calculated by deducting treasury stock from total shares issued.

(5) Other important matters regarding shares
There is nothing to report on this subject.

3. Matters Regarding the Company’s Stock Acquisition Rights

(1)	Stock Acquisition Rights Granted to and Held by IIJ’s Officers in Compensation for Exercise of their Duties

Stock Acquisition Rights, stated in the below, were issued pursuant to Articles 280-19-1 of the Commercial Code of Japan.

Date of shareholders’ meeting	April 7, 2000
	Directors (excluding outside directors)	Outside directors	Company auditors
Number of granted people	4	-	-
Number of stock acquisition rights	35
Number of shares	175	-	-
Kind of stock	Shares of common stock
Issue value of new shares	JPY 2,163,418
Exercise term	From April 8, 2002 to April 7, 2010
Conditions for exercise
1 The awardees of the rights shall not assign, transfer, or pledge the awarded rights to any third party or dispose of the same in any manner.
2　Notwithstanding paragraph (1) above, in the event of the death of the awardee, its estate shall have the right to exercise the awardee’s rights.
Provided, however, that the life of such rights shall be (1) year after the date of death.
3 Conditions for exercise and matters of the subscription of rights determined shall be stated by the agreement on the award of subscription rights executed between the Company and its directors and employees.
4　Awardees of the rights shall be entitled to exercise the said rights, in full or in part, as long as they are officers or employees of the Company, its subsidiaries, or affiliates, companies 20% or more owned by the Company.

(Note) The above stock acquisition rights expired on April 7, 2010.

Date of shareholders’ meeting	June 27, 2001
	Directors (excluding outside directors)	Outside directors	Company auditors
Number of granted people	5	-	-
Number of stock acquisition rights	65	-	-
Number of shares	325	-	-
Kind of stock	Shares of common stock
Issue value of new shares	JPY 334,448
Exercise term	From June 28, 2003 to June 27, 2011
Conditions for exercise
1 The awardees of the rights shall not assign, transfer, or pledge the awarded rights to any third party or dispose of the same in any manner.
2　Notwithstanding paragraph (1) above, in the event of the death of the awardee, its estate shall have the right to exercise the awardee’s rights.
Provided, however, that the life of such rights shall be (1) year after the date of death.
3 Conditions for exercise and matters of the subscription of rights determined shall be stated by the agreement on the award of subscription rights executed between the Company and its directors and employees.
4　Awardees of the rights shall be entitled to exercise the said rights, in full or in part, as long as they are officers or employees of the Company, its subsidiaries, or affiliates, companies 20% or more owned by the Company.

(2) Stock Acquisition Rights Granted to Employees in Compensation for Exercise of their Duties during the current Fiscal Year
There is nothing to report on this subject.

4. Matters Regarding Corporate Officers of the Company

(1) Directors and Company Auditors

Position in the Company	Name	Business in charge or important concurrent posts
President	Koichi Suzuki	CEO Chairman and Representative Director of IIJ-Tech President of Net Care Chairman of the Board of IIJ-A President of Internet Multifeed Co. President of GDX Chairman of hi-ho
Senior Managing Director	Hideshi Hojo	Division Director of Sales Department
Senior Managing Director	Hitoshi Imafuku	Director in charge of Business Planning
Managing Director	Chiaki Furuya	Division Director of the Administrative Divison
Director	Takamichi Miyoshi	General Manager of Strategy Planning Division
Director	Akihisa Watai	CFO and General Manager of Finance Division
Director	Kazuhiro Tokita	Division Director of Solution Service Department
Director	Junichi Shimagami	Division Director of Network Service Department
Director	Kiyoshi Ishida	Division Director of SEIL Business Unit
Director	Yasurou Tanahashi
Director	Takashi Hiroi	General Manager of Business Planning Division of Nippon Telegraph and Telephone Corporation (“NTT”)
Director	Junnosuke Furukawa	Chairman and representative director The Furukawa Ringyo Co. ,Ltd
Director	Senji Yamamoto	Vice chairman and representative director of IIJ-Tech President of IIJ-FS
Director	Shingo Oda	Outside Director of IT Holdings Corporation
Full-time company auditor	Junichi Tate
Company auditor	Masaki Okada	Attorney at law
Company auditor	Masaaki Koizumi	Japanese Certified Public Accountant
Outside Director of Life Net Insurance Inc.
Company auditor	Hirofumi Takahashi
(Notes)
1. Business in charge or representatives of other organizations is stated as of March 31, 2010.
2. Directors who assumed or left offices during the fiscal year ended March 31, 2010, are as follows:
Assumption of office: June 26, 2009
Director Hitoshi Imafuku
Director Chiaki Furuya
Retirement of office: June 26, 2009
Director Toshiya Asaba
Director Yoshiaki Hisamoto
3. Yasurou Tanahashi, Takashi Hiroi, Junnosuke Furukawa and Shingo Oda are outside directors, defined in Item 15, Article 2 of the Company Law of Japan.
4. Junichi Tate, Masaki Okada and Masaaki Koizumi are outside company auditors.

5. Masaaki Koizumi, a company auditor, is a Japanese Certified Public Accountant and has extensive expertise in finance and accounting.
6. Relationship between IIJ and those companies that our Directors hold important concurrent posts
NTT is IIJ's Major Shareholder (holds 50,475 shares of IIJ)
There is no special relationship between IIJ and Furukawa Ringyo Co., Ltd
There is no special relationship between IIJ and IT Holdings Corporation
There is no special relationship between IIJ and Life Net Insurance Inc.

(2) Total Remuneration to Directors and Auditors
14 Directors: JPY 239,080 thousand (including JPY 14,400 thousand for 3 outside directors)
4 Auditors: JPY 19,750 thousand (including JPY 16,150 thousand for 3 outside company auditors)

(Notes)
1. Remunerations include JPY 25,080 thousand paid for the reserve for directors’ and company auditors’ retirement benefits.

2. Besides the price paid above, retirement allowance of JPY 33,800 thousand to two retired directors were paid which was resolved at the 17th ordinary general meeting of shareholders of the Company held on June 26, 2009.

3. We have resolved that the yearly amount of remuneration, etc. (including bonus) for the Directors to be JPY 500 million yen or less (including bonus) and JPY 200 million or less for the Company Auditors at the 16th ordinary general meeting of shareholders of the Company held on June 27, 2008.

(3) Outside Directors and Auditors

(i) Important concurrent offices of executive directors and outside officers at other companies
This is as described in the list of (1) Directors and company auditors above.

(ii) Main activities during the current fiscal year

	Name	Principal Activities
Director	Yasurou Tanahashi	Attended 13 of the 12 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Takashi Hiroi	Attended 13 of the 11 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Junnosuke Furukawa	Attended 13 of the 12 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Shingo Oda	Attended 13 of the 12 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Company auditor	Junichi Tate
Attended all 13 of the board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended all 15 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit as a full-time company auditor.

Company auditor	Masaki Okada
Attended 13 of the 12 board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended 15 of the 13 board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit.

Company auditor	Masaaki Koizumi
Attended all 13 of the board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended all 15 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit.

(Note) The number of the board of directors meetings held during the fiscal year does not include a resolution by the board of directors by a letter or an electromagnetic means pursuant to Article 370 of the Corporation Law in Japan.

(iii) Outline of liability limitation contracts
The Company has concluded agreements with outside directors and company auditors (excluding Full-time company auditor, Junichi Tate) to indemnify them for personal liability as provided in Article 427, Paragraph 1 of the Company Law. The agreements stipulates that in the event outside directors and company auditors have acted good faith and without gross negligence, the outside director’s and company auditor’s liability to the Company shall be limited to JPY 10,000 thousand or the minimum amount of liability stipulated under Article 427, Section 1 of the Company Law, whichever is height.

(iv) Total amount of compensations received from the subsidiaries
There is nothing to report on this subject.

5. Accounting Auditors

(1)	Name of Accounting Auditor:
Deloitte Touche Tohmatsu LLC

(2)	Accounting Auditor Remuneration during the fiscal year

(i)Remuneration for accounting auditor this fiscal year	JPY 90,000 thousand
(ii)Total cash or proceeds from other assets that should be paid by the Company or its subsidiaries	JPY 105,478 thousand
(Note)
The audit contract between the Company and the accounting auditor does not distinguish between remuneration paid for audits, therefore, the (i) are total amounts. Remuneration for accounting includes, audits performed for the financial statement, for the Corporation Law in Japan, for the Financial Products Exchange Law in Japan and for the quarterly review in accordance with the standards of the PCAOB, audit performed for internal control in accordance with the standards of the PCAOB and the audit performed for internal controls in accordance with the Financial Products Exchange Law in Japan.

(3) Non-audited operations
There is nothing to report on this subject.

(4) Policy for Dismal or Refusal to Rehire an Accounting Auditor
In addition to other conditions, the Company will consider dismissal or refusal to rehire an accounting auditor if it is determined that the accounting auditor violated or acted contrary to the Company Law, Certified Public Accountant Law, or related laws, or acted contrary to good public order or customs.

6. Policies and Systems of the Company

(1) Systems for ensuring the compliance of directors with the law and articles of incorporation, and systems for ensuring the proper execution of other duties

The details of the resolution by the Board of Directors of the Company are as follows:

1. Systems for ensuring the compliance of Directors and employees with the law and articles of incorporation in the execution of their duties
(1) The company will establish a code of ethics that sets for a standard of conduct and requires strict adherence to the law. In addition, the Company will establish regulations for applying the laws regarding the prevention of insider trading, the protection of personal information, among others.
(2) The company will establish a system for appointing the necessary personnel to ensure compliance with the law, and for consulting with lawyers and other experts outside the Company.
(3) The company will establish an internal reporting system for reporting any legal violations, and will maintain an internal notification system that enables people to contact the Board of Company Auditors while protecting the person reporting.
(4) An Office of Internal Audits under the direct control of the president will conduct internal audits on a regular basis, indicating where each division could improve compliance with the law, and overseeing the improvements.
(5) For legally required reports, ad hoc reports, and other types of releases, the Company will establish a Disclosure Committee whose members consist of Directors, External Directors, executive officers and Auditors, whom will evaluate the content for appropriateness and completeness, and approve any material to be released.
2. Systems for Preserving and Managing Information Related to the Execution of Duties by Directors
(1) Basic policy and procedures regarding the handling of information assets will be set and followed in the handling of information and documents related to the execution of duties by Directors (“performance information”), these policies and procedures will detail who is responsible for managing the information, how long the information is to be stored, how it is to be stored, measures for countering loss or leakage of the information, and proper management of the information. The management of this information will be reviewed on a regular basis.
(2) The company will create a system that ensures the proper filing of performance information (committing it to electronic storage when necessary), and that enables the quick verification of the existence, condition, and content of these documents. In addition, the system will allow people with the proper authority to view documents related to the Auditors and others without delay.
The duties related to the above fall under the jurisdiction of the Chief Information Security Officer (or Executive Officers) and the Chief Document Management Officer (or Executive Officers).
3. Regulations Governing Risk Management and Other Systems

(1) The Director (or Executive Officers) that oversees the operation of each division will identify the risks defined by the governing regulations, evaluate these risks, and develop measures to counter these risks, as well as review them on a regular basis.
(2) For certain risk categories, a Review Committee will be established to evaluate the risk and to develop countermeasures.
(3) A Business Continuity Plan will be developed to address potential emergency situations.
(4) An Internal Auditor Office under the direct control of the President will conduct internal audits on a regular basis, indicating where each division could improve operations, including risk management, and overseeing the improvements.
4. Systems for Ensuring the Efficient Execution of Duties by Directors
(1) A business plan for each fiscal year will be created in line with management objectives, and each operation will actively seek to achieve the goals put forth in the plan. In addition, regular progress reports will be submitted and reviewed to monitor progress on each target.
(2) In management of operations, all issues that should be decided by the Board of Directors in accordance with the Regulations of the Board of Directors will be strictly decided by the Board, and as a basic rule of the decision-making process, sufficient documentation on the issue to be decided will be distributed to all Board members in advance.
(3) In the execution of daily duties, authority will be delegated based on scope of authority regulations and division of duties regulations, and managers at each level will execute their duties while complying with the rules of the decision making process.
(4) To reinforce the Board of Directors’ authority, a certain number of people with notable management acumen will be appointed as External Directors.
5. Systems for Ensuring the Proper Operation of Corporate Groups Formed by Subsidiaries
(1) Subsidiaries will be managed based on the subsidiary management regulations, which are the basic policy of subsidiary management, and an agreement will be made with the parent company regarding the management of the subsidiary.
(2) Subsidiaries will report on required items, and a system for consultation will be established.
(3) To impose internal control on important items, regulations governing the entire corporate group will be established, and subsidiaries will be required to comply with them.
(4) The Company’s Internal Audit Office will perform internal audits of subsidiaries.
6. Providing Assistance to Auditors
An Office of Internal Audits will be established and personnel appointed to internal audits on a full-time basis, and these personnel will work closely with the Auditors.
7. Assistants to the Auditors will be Independent of the Directors
(1) The selection, appointment, and transfer of personnel assigned to the Office of Internal Audits will be done with full consideration of the opinion of the Board of Company Auditors.
(2) The Office of Internal Audits is under the direct control of the president.
8. Systems for Directors and Assistants to Report to Auditors, and Other Systems for Reporting to Auditors
(1) Directors and assistants will comply with the Regulations of the Board of Company Auditors, and they will provide the necessary reports on a regular basis or when requested by an Auditor or the Board of Company Auditors.
(2) Deliberative bodies involved in important decision making, such as the Disclosure Committee, will include Auditors as members.
9. Other Systems for Ensuring Effective Execution of Audits
(1) To ensure that the Board of Company Auditors can properly execute their duties, a sufficient budget will be created and the necessary external experts retained.
(2) To preserve the independence of the Independent Auditors, they are prohibited from engaging in specific non-auditing related services. In addition, the Board of Company Auditors must approve any auditing and auditing related services to be provided by the Independent Auditors.
(3) A financial expert will be appointed to one or more Auditors.

(2) Basic Policy for Managing Corporations
There is nothing to report on this subject.

Consolidated Balance Sheets
As of March 31, 2010
 (Unit:JPY thousands)
<ASSETS>
CURRENT ASSETS:
Cash and cash equivalent	8,764,415
Accounts receivable, net of allowance for doubtful accounts of JPY 37,178 thousand	11,396,597
Inventories	807,803
Prepaid expenses	1,593,000
Deferred tax assets - Current	1,570,746
Other current assets, net of allowance for doubtful accounts of JPY720 thousand	762,081
Total current assets	24,894,642
INVESTMENTS IN EQUITY METHOD INVESTEES	1,131,354
OTHER INVESTMENTS	2,581,610
PROPERTY AND EQUIPMENT, net of accumulated depreciation	12,970,152
GOODWILL	2,639,319
OTHER INTANGIBLE ASSETS, net of accumulated amortization -net	2,819,187
GUARANTEE DEPOSITS	2,003,862
DEFERRED TAX ASSETS - Noncurrent	685,370
OTHER ASSETS, net of allowance for doubtful accounts of JPY 91,319 thousand and net of loan loss valuation allowance of JPY 16,701thousand	1,389,954
TOTAL	51,115,450

<LIABILITIES AND SHAREHOLDERS' EQUITY>
CURRENT LIABILITIES:
Short-term borrowings	4,450,000
Capital lease obligations—current portion	2,729,673
Accounts payable	6,967,654
Accrued expenses	1,184,483
Accrued retirement and pension costs - Current	14,539
Deferred income	1,445,174
Other current liabilities	922,345
Total current liabilities	17,713,868
CAPITAL LEASE OBLIGATIONS—Noncurrent	3,657,657
ACCRUED RETIREMENT AND PENSION COSTS - Noncurrent	1,302,054
OTHER NONCURRENT LIABILITIES	1,078,168
Total Liabilities	23,751,747
COMMITMENTS AND CONTINGENCIES	-
<SHAREHOLDERS' EQUITY>
EQUITY:
IIJ stockholders’ equity:
Common stock—authorized, 377,600 shares; issued and outstanding, 206,478 shares 204,300 shares at March 31, 2007	16,833,847
Additional paid-in capital	27,443,600
Accumulated deficit	(16,720,092)
Accumulated other comprehensive income	168,769
Treasury stock – 3,934 shares held by the company	(406,547)
Total IIJ shareholders' equity	27,319,577
Noncontrolling interests	44,126
Total equity	27,363,703
TOTAL	51,115,450

Consolidated Statements of Income
From April 1, 2009 through March 31, 2010

(Unit: JPY thousands)
REVENUES:
Connectivity and outsourcing services:
Connectivity services(corporation use)	13,847,116
Connectivity services(home use)	6,854,258
Outsourcing services	16,271,256
Total	36,972,630
Systems integration
Systems Construction	11,353,598
Systems Operation and Maintenance	18,716,978
Total	30,070,576
Equipment sales	756,517
ATM operation business	206,657
Total revenues	68,006,380
COST AND EXPENSES:
Cost of connectivity and outsourcing services	30,533,726
Cost of systems integration	21,903,699
Cost of equipment sales	649,315
Cost of ATM operation business	963,862
Total cost	54,050,602
Sales and marketing	5,405,075
General and administrative	4,826,006
Research and development	313,112
Total cost and expenses	64,594,795
OPERATING INCOME	3,411,585
OTHER INCOME(EXPENSE):
Interest income	28,691
Interest expense	(306,208)
Foreign exchange losses	(395)
Net gains on sales of other investments	49,512
Losses on write-down of other investments	(342,796)
Other—net	18,673
Other expense—net	(552,523)
INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE AND EQUITY IN NET INCOME OF EQUITY METHOD INVESTEES	2,859,062
INCOME TAX EXPENSE	1,132,093
EQUITY IN NET INCOME OF EQUITY METHOD INVESTEES	159,423
NET INCIOME	1,886,392
LESS:NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	347,746
NET INCOME ATTRIBUTABLE TO IIJ	2,234,138

Consolidated Statements of Shareholders' Equity
From April 1, 2009 through March 31, 2010

(Unit: JPY thousands)
	Total equity	Comprehensive income	IIJ shareholders’ equity
			Accumulated deficit	Accumulated other comprehensive income(loss)
BLANCE, APRIL 1,2009	25,242,919		(18,549,142)	(320,711)
Subsidiary stock issuance	150,000
Comprehensive income
Net Income	1,886,392	1,886,392	2,234,138
Other Comprehensive income,net of tax	489,480	489,480		489,480
Total comprehensive income	2,375,872	2,375,872
Payment of dividends	(405,088)		(405,088)
BALANCE, MARCH 31,2010	27,363,703		(16,720,092)	168,769

	IIJ shareholders’ equity			NONCONTROLLING INTERESTS
	Common stock		Additional Paid-in Capital
	Share of Common Stock Outstanding	Treasury Stock
BLANCE, APRIL 1,2009	16,833,847	(406,547)	27,611,737	73,735
Subsidiary stock issuance			(168,137)	318,137
Comprehensive income
Net Income				(347,746)
Other Comprehensive income,net of tax
Total comprehensive income
Payment of dividends
BALANCE, MARCH 31,2010	16,833,847	(406,547)	27,443,600	44,126

Notes to Consolidated Financial Statements

1. Notes to Basic Significant Matters Regarding Presentation of Consolidated Financial Statements

1-1. Matters regarding scope of consolidation

(1)	Number of consolidated subsidiaries and names of consolidated subsidiaries
Number of consolidated subsidiaries: 9
Names of consolidated subsidiaries: IIJ- Tech, IIJ-FS, On-demand, Net Care, Net Chart, Trust Networks, hi-ho, IIJ-II, GDX and IIJ-A.

On April 1, 2010, IIJ-Tech merged IIJ-FS, its 100% onwed consolidated subsidiary into IIJ-Tech. On the same date, IIJ merged IIJ-Tech, its 100% owned consolidated subsidiary, into IIJ.

1-2. Matters regarding equity method investees

(1)	Number and names of equity method investees
Number of equity method investees: 4
Names of equity method investees: Internet Multifeed Co., Internet Revolution Inc., Taihei Computer Co.,Ltd. and i-Heart, Inc.

1-3. Significant accounting policies

(1)	Basis of presentation

The consolidated financial statements are prepared in accordance with generally acccepted accounting principles in the United States of America(US GAAP), under Article 3(1) of supplementary provisions of the Corporation Law (the ordinance of the Ministry of Justice No. 46 of 2009). However, certain disclosures required under US GAAP are omitted pursuant to the same provision.

(2)	Appraisal method and policy of assets
a.	Securities

IIJ accounts for its securities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards codifications (“ASC”) 320 “Investments-Debt and Equity Securities”(formerly Statement of Financial Accounting Standards (“SFAS”) No.115 “Accounting for Certain Investments in Debt and Equity Securities”).

Available-for-sale securities are recorded at fair value as of the end of the fiscal year. Realized gain and losses are determined on the average cost method.
Nonmarketable equity and debt securities are determined on the cost method.

b.	Inventries
Inventories consist mainly of network equipment purchased for resale and work-in-process for development of Internet network systems.
Network equipment purchased for resale is stated at the lower of cost,which is determined by the average-cost method, or market.
Work-in-process for development of network systems is stated at the lower of actual production costs, including overhead cost, or market.

(3)	Depreciation and amortization of property and equipment

  Depreciation and amortization of property and equipment, are computed principally using the straight-line method. The useful lives for depreciation and amortization by major asset classes are as follows:

Data communications, office and other equipment 2 to 15 years
Leasehold improvements 3 to 15 years
Purchased software 5 years
Capitalized leases 4 to 7 years

(4)	Leases

  Capital leases, which meet specific criteria noted in ASC840, “Accounting for Leases”, are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

(5)	Impairment of long-lived assets

  In accordance with ASC360 “Property, Plant, and Equipment”,(formerly SFAS No.144 “Accounting for the Impairment or Disposal of Long-Lived Assets”), IIJ evaluates the impairment of long-lived assets other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

(6)	Goodwill and other intangible assets
Goodwill is recognized primarily as the excess of the cost of an acquired shares of consolidated subsidiaries over the estimated fair value of the subsidiaries’ net assets acquired. In accordance with ASC350 “Intangibles-Goodwill and Other” (formerly SFAS No.142 “Good and Other Intangible Assets”), goodwill (including equity method goodwill) and intangible assets that are deemed to have indefinite useful lives are not amortized, but are subject to impairment testing. Impairment testing is performed annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with estimated useful lives are amortized over the respective estimated useful lives.

(7)	Standard for allowance
a.	Allowance for doubtful accounts

An allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon the Company’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.

b.	Pension and severance indemnities plans

In accordance with ASC715 “Compensation-Retirement Benefits” (foremerly SFAS No.87 “Employers’ Accounting for Pensions”, SFAS No.88 “Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and SFAS No. 158 “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans”), the cost of the pension plans and severance indemnities plans are accrued based on the fair value of those amounts determined as of the end of the fiscal year ended March 31, 2010. The unrecognized net obligation at the date of initial application is being amortized over 21 years using the straight-line method and for unrecognized actuarial losses, in excess of 10% of the greater of the projected benefit obligation or the fair value of plan assets is amortized over 14 years.

(8)	Revenue Recognition

  Connectivity service and Outsourcing revenues are billed and recognized monthly on a straight-line basis. Initial set up fees received in connection with connectivity services and Outsourcing are deferred and recognized over the contract period.
  Systems integration revenues applies the completed contract method because the construction period of IIJ's systems construction are short and when applied the percentage-of-completion method, the impact on revenue is not very large. Revenue is recognized when the network systems and equipment are delivered and accepted by the customer. Systems integration service is subject to ASC605-25 “Multiple Element Arrangements”, (formerly the Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”).
  Equipment sales revenues are recognized when equipments are delivered and accepted by the customer.
  ATM operation business revenues consist primarily of commissions for each withdrawing transaction with the use of ATMs. ATMs commission collected from each withdrawal are aggregated every month and recognized as ATM operation revenues.

(9)	Income Tax

  The provision for income taxes is based on earnings before income taxes and includes the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes and operating loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized.
  ASC740 “Income Taxes”,(formerly FASB interpretation (“FIN”) No.48), was adopted for accounting for uncertainty in income taxes. The Company recognizes the financial statement effect of tax positions when they are more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. Interest and penalties accrued related to unrecognized tax benefits are included in income tax expense in the consolidated statements of income. See Note 10 for further discussion of the effect of adopting FIN 48 on the Company’s financial statements.

(10)	Other significant accounting policies

a.	Consumption tax Consumption tax is separately recorded.
b.	Application of consolidated tax declaration The company applied the consolidated tax declaration.

(Changes in accounting method)
Accounting Standards Codification
Effective July 1, 2009, IIJ adopted ASC105 “Generally Accepted Accounting Principles”. This pronouncement prescribes the change which divides non-governmental U.S. GAAP into the authoritative Codification and the non-authoritative guidance, doing away with the previous fourlevel hierarchy.

Noncontrolling Interests in Consolidated Financial Statements
Effective April 1, 2009, IIJ adopted ASC810-10-65 “Consolidation-Transition”, (foremerly FASB Statement No.160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No.51”). ASC810 requires noncontrolling interest held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent's equity. ASC810 also require changes in parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for as equity transactions. Upon the adoption of ASC810, "Noncontrolling interests", which were previously referred to as "Minority interests" and classified between "Total liabilities" and "Shareholders' equity" in the consolidated balance sheets, are now included as a separate component of "Equity". In addition, "Net income" in the consolidated statements of income now includes net income attributable to noncontrolling interests, which was previously referred to as "Minority interests" and deducted.

2. Notes to Consolidated Balance Sheet
Amount equivalent to accumulated depriciation and  amortization of property and equipment:  JPY 17,653,271 thousand
3. Notes to Consolidated Statements of Shareholders’ Equity
(1)	Number of shares issued and outstanding as of March 31, 2010
Common stock 206,478 shares

(2)	Dividend from surplus
(i)	Amount of dividends paid
Resolution	Classes of stock	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 26, 2009	Common stock	JPY 202,544 thousand	JPY 1,000	March 31, 2009	June 29, 2009
Board of Directors’ meeting held on November 13, 2009	Common stock	JPY 202,544 thousand	JPY 1,000	September 30, 2009	December 4, 2009

(ii)	Dividends decleared during the year ended March 31, 2009 and to be paid during the next fiscal year.
Resolution	Classes of stock	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders to be held on June 25, 2010	Common stock	JPY 253,180 thousand	JPY 1,250	March 31, 2010	June 28, 2010

(3)	Number of common stock to be acquired by exercising stock acquisition rights outstanding as of March 31,2010
Common stock 2,500 shares
(4)	Other Comprehensive Loss

Other comprehensive Loss includes the balance of translation adjustments resulting from the translation of financial statements of a foreign subsidiary, unrealized gains or losses on available-for-sale securities, gains or losses on cash flow hedging derivative instruments and pension liability adjustments.

4.	Notes to Financial Instruments
(1)	Conditions of financial instruments
(i)	The Company's policy for financial instruments

We primarily lease our network equipment under capital lease arrangements. Fund management(investment in financial instruments whose principals are guaranted or short-term deposits) are principally made within its own money

(ii)	Risks of financial instruments
-	Account receivables are exposed to credit risks of customers.
-	Available-for-sales equity securities are exposed to market volatility risks.
-	Accounts payable are mostly due within one year.
-	Most of our network equipment is leased rather than purchased to take advantage of the financing provided by a capital lease arrangement.

(iii)	Risk management for financial instruments
-	The Company controls crdit risk in accordance with its credit risk guideline
-	The Company reviews the fair value of available-for-sale equity securities on a regular basis.
-	The Company controls liquidity risk by adequately forecasting and managing liquidity needs.

(2)	Fair value of financial instruments
Carrying amount, fair value and differences as of March 31, 2010 are as follows. Financial instruments, of which is extremely difficult to determine tha fair value, are not included in the table below:
(Unit: JPY thousands)
	Amount of Consolidated Balance Sheet	Market Value	Balance
(1) Cash and cash equivalent	8,764,415	8,764,415	-
(2) Accounts receivable	11,396,597	11,396,597	-
(3) OTHER INVESTMENTS
Available for sale equity securities	866,996	866,996	-
(4) Short-term borrowings	4,450,000	4,450,000	-
(5) Capital lease obligations—current portion	2,729,673	2,729,673	-
(6) Accounts payable	6,967,654	6,967,654	-
(7) Capital lease obligations—noncurrent	3,657,657	3,669,120	(11,463)
(Notes)

1. Cash and cash equivalent, Accounts receivable, Short-term borrowings、Capital lease obligations—current portion and Accounts payable are stated at carrying amount, because they are short-term and their carrying amounts are approximately the same as their fair values.

2. Other investments
The fair values of available-for-sale securities are evaluated using quoted prices in active markets.
(i) The amount of available-for-sale securities between the carrying amount and the acquisition cost are as follows:
(Unit: JPY thousands)
		Acquisition cost	Carrying amount	Balance
Carrying amount > Acquisition cost	Stock	243,211	673,733	430,522
Carrying amount ≦ Acquisition cost	Stock	242,744	193,263	(49,481)
Total		485,955	866,996	381,041
(ii)For available-for-sale securities, proceeds from sales were JPY123,880 thousand, gains from sales were JPY49,512 thousand.

3. Capital lease obligations-noncurrent
Capital lease obligations-noncurrent are calculated at the net present value of the future receipt amounts.

The future lease payments as of March 31, 2010 were as follows:
(Unit: JPY thousands)
Class	Less than 1 Year	1 to 2 years	2 to 3 years	3 to 4 years	More than 4 years
Capital lease obligations	2,889,197	2,129,057	1,137,985	436,782	85,551

4. Investment in Equity method investee (carrying amount of JPY1,131,354 thousand) is not included in the above because it is extremely difficult to estimate fair value as it has no market value and it is difficult to estimate future cash flow.

5. Nonmarketable equity securities and others included in other investments (carrying amount of JPY1,714,614 thousand) is not included in the above because it is extremely difficult to estimate fair value as it has no market value and it is difficult to estimate future cash flow.

6. Deposits (carrying amount of JPY2,003,862 thousand) is not included in the above because it is extremely difficult to estimate fair value as the term of contract is uncertain and the timing for refund is not determined.

5. Notes to per share information

(1) Total shareholders’ equity per share: JPY 134,882.18

(2) Net income per share: JPY 11,030.38

6.  Subsequent events
There is nothing to report on this subject.

Non-consolidated Balance Sheets
As of March 31, 2010
(Unit: JPY thousands)
Assets		Liabilities
Item	Amount	Item	Amount
[Current assets]	[18,025,745]	[Current liabilities]	[14,042,939]
Cash and bank deposits	5,731,909	Accounts payable	2,593,454
Accounts receivable	8,140,133	Short-term borrowings	5,500,000
Investment in Lease	292,758	Accounts payable - other	2,600,780
Products	5,273	Capital lease obligations (current portion)	2,050,835
Work in process	332,789	Accrued expense	69,419
Supplies	101,542	Accrued income taxes	58,605
Prepaid expenses	974,465	Accrued income consumption tax	181,122
Accounts receivable - other	873,740	Deposits received	36,522
Short-term loans	272,724	Advance received	341,251
Deferred tax assets	1,340,078	Advance received profit	431,473
Other current assets	14,013	Other current liabilities	179,478
Allowance for doubtful accounts	(53,679)	[Long-term liabilities]	[3,226,017]
		Long-term advance received profit	264,991
[Fixed assets]	[25,231,867]	Capital lease obligations (non-current portion)	2,581,643
<Property and Equipment>	<5,564,872>	Accrued pension and severance cost	166,173
Leasehold improvements	837,187	Accrued directors’ retirement benefits	213,210
Data communication equipment and office equipment	2,064,166	Total Liabilities	17,268,956
Assets under capital leases	10,799,901	Net assets
Accumulated depreciation	(8,136,382)	[Shareholders’ equity]	[25,846,954]
<Intangible fixed assets>	<3,057,726>	<Common stock>	<14,294,625>
Telephone rights	6,133	<Capital surplus>	<1,015,310>
Software	3,051,360	Additional paid-in capital	1,015,310
Assets under capital leases	233	<Earned surplus>	<10,936,433>
<Investments and other assets>	<16,609,269>	Legal reserve	127,935
Investment securities	1,297,963	Other Earned surplus	10,808,498
Investments in affiliated companies	12,837,348	Earned surplus brought forward	10,808,498
Long-term prepaid expenses	281,454	<Treasury stock>	<(399,414)>
Guarantee deposits	1,360,017	[Valuation and translation adjustment]	[141,702]
Claims against insolvencies	66,243	Net unrealized holding gains on securities	141,702
Long-term loans	163,869
Other investments	573,442
Deferred tax assets	111,439
Allowance for doubtful accounts	(82,506)	Total net assets	25,988,656
Total assets	43,257,612	Total liabilities and net assets	43,257,612

Non-consolidated Statements of Income
(From April 1, 2009 to March 31, 2010)

(Unit: JPY thousands)
Item	Amount
[Total revenues]		46,339,691
[Total costs of revenues]		38,370,766
Gross margin		7,968,925
[Selling and administrative expense]		5,568,847
Operating income		2,400,078
[Non-operating income]
Interest income	5,907
Dividends income	114,763
Commissions received	31,989
Royalty charge and commissions received	49,158
Gains on investments on anonymous association	2,714
Other non-operating income	8,381	212,912
[Non-operating expenses]
Interest expense	209,990
Losses on investments on anonymous association	87,343
Other non-operating expenses	19,250	316,583
Ordinary income		2,296,407
[Extraordinary income]
Gain on sales of investment securities	49,512
Reversal of bad debt reserve	20,177	69,689
[Extraordinary loss]
Loss on disposal of fixed assets	45,583
Loss on valuation of investment securities	69,367
Loss on valuation of shares of affiliated companies	444,486
Other extraordinary loss	7,950	567,386
Income before income taxes		1,798,710
Income tax benefit -current		(727,045)
Income tax expense -deferred		881,051
Net income		1,644,704

Non-consolidated Statements of Shareholders' Equity
(From April 1, 2009 through March 31, 2010)

(Unit: JPY thousands)
	Shareholders’ equity
		Capital surplus	Earned surplus
				Other Earned surplus
	Common stock	Additional Paid-in Capital	Legal reserve	Earned surplus brought forward	Total Earned surplus
BALANCE, APRIL 1, 2009	14,294,625	1,015,310	87,426	9,609,391	9,696,817
Changes in the term
Payment of Dividends	-	-	-	(405,088)	(405,088)
Found of Legal reserve	-	-	40,509	(40,509)	-
Net income	-	-	-	1,644,704	1,644,704
Repurchase of treasury stock	-	-	-	-	-
Net changes other than shareholders’ equity	-	-	-	-	-
Total changes in the term	-	-	40,509	1,199,107	1,239,616
BALANCE, March 31, 2009	14,294,625	1,015,310	127,935	10,808,498	10,936,433

	Shareholders’ equity		Valuation and translation adjustments	Total net assets
	Treasury stock	Total shareholders’ equity	Net unrealized holding gains or losses on securities
BALANCE, APRIL 1, 2009	(399,414)	24,607,338	13,968	24,621,306
Changes in the term
Payment of Dividends	-	(405,088)	-	(405,088)
Found of Legal reserve	-	-	-	-
Net income	-	1,644,704	-	1,644,704
Repurchase of treasury stock	-	-	-	-
Net changes other than shareholders’ equity	-	-	127,734	127,734
Total changes in the term	-	1,239,616	127,734	1,367,350
BALANCE, March 31, 2009	(399,414)	25,846,954	141,702	25,988,656

Notes to non-consolidated financial statements

1.	Notes to Significant Matters Regarding accounting policies of Non-Consolidated Financial Statements

1-1.	Standards for valuation and recording of assets
(1)	Valuation standards and methods for securities
Shares of subsidiaries and affiliates: stated at cost based on the moving average method.
Other securities:
Marketable Securities:
Market value method based on the market price, etc. as of the end of the fiscal term (all of the changes resulting from the valuation are directly incorporated into capital, while the cost of the securities at the time of their sale is calculated using the moving average method.)
Non-Marketable Securities:
stated at cost based on the moving average method. Investments in limited liability investment partnerships and similar partnerships are accounted for by including the Company’s net equity in these investments based on the most recent statement of accounts available according to the report on financial accounts stipulated in investment partnership agreements.
 (2) Valuation standards and methods for inventories
Valuation standards for inventories are stated at cost based (the balance sheet amount is computed using the method of devaluing the book price to reflect declines in profitability).
Products and supplies: moving average method
Work in process: specific identification method

1-2.	Depreciation methods for assets
(1)	Property and Equipment assets (Excluding Asset under capital lease)
Declining balance method (However, the assets for rental services with definite service period are depreciated by Straight-line method.）
The depreciable asset whose acquisition value is JPY 100,000 or more but less than JPY 200,000 is depreciated in equal installments over three years.
The numbers of useful years of main depreciable assets are as specified below:
Plant and buildings facilities annexed: 8-15 years
Tools, machines, instruments and equipments: 3-15 years
(2)	Intangible fixed assets (Excluding Asset under capital lease)
Straight line method
The software used by the Company is depreciated over the number of useful years for internal use, i.e., five years.
(3)	Asset under capital lease
Financial leases other than those deemed to transfer ownership of properties to lessees are amortized over the term of leases on a straight-line basis and the residual values equals zero.

1-3.	Standards for recording of allowances
(1)	Allowance for doubtful accounts
To prepare for possible losses resulting from non-payments of account receivables for trade and loans and others, an allowance is provided based on the percentage of actual credit losses incurred in the case of general receivables. In the case of credits for which the relevant debtors are likely to default and other certain credits, such allowance is based on the anticipated uncollectible amount after assessment of likelihood of non-payment of individual credit.
(2)	Accrued pension and severance cost
To prepare for payments of retirement benefits to employees, a reserve is provided based on the projected retirement benefits obligations and pension assets as of the end of the current fiscal term.
The difference arising from actuarial computations is amortized and expensed in the subsequent fiscal terms using the straight-line method over a certain number of years not exceeding the average number of remaining service years of the employees at the time of accrual of such payment (14 years).
(3)	Accrued directors’ retirement benefits
To prepare for payment of retirement benefits to full tame directors and company auditors, IIJ calculates the required amount based on regulation of Directors’ and Company Auditors’ retirement benefits.

1-4.	Standards for recording of sales and costs

Standards for recording of sales and costs for financial lease transactions
Revenue and costs are recognized when lease receivable are received.

1-5.	Change in Presentation
(1) Losses on investments in anonymous association, which were previously included in Other non-operating expenses in the Non-consolidated statements of income has been reclassified and shown in a separate line. Losses on investments in anonymous association for the previous fiscal year was JPY 35,961 thousand.

1-6.	Other significant accounting policies
(1)	Consumption tax
Consumption tax is separately recorded.

(2)	Application of consolidated tax declaration The company applied the consolidated tax declaration.
2.	Notes to Non-Consolidated balance sheet Monetary claims and liabilities to subsidiaries
Short-term monetary claims:         JPY 1,390,860 thousand
Long-term monetary claims:         JPY 150,000 thousand
Short-term monetary liabilities:    JPY 3,889,051 thousand

3.	Notes to Non-Consolidated statement of income Transactions with subsidiaries
Revenues:  JPY   2,870,895 thousand
Purchases: JPY 14,251,665 thousand
Turnover from non-operating transactions: JPY 89,066 thousand

4.	Notes to Non-Consolidated statement of shareholders’ equity Number of treasury stock as of March 31, 2010 Common stock 3,934 shares

5.	Deferred tax accounting
Significant components of deferred tax assets and liabilities:

Deferred tax assets
Tax operating loss carry forward:	JPY 2,454,979	thousand
Impairment loss on investment securities:	628,400
Reserve for retirement directors’ and company auditors’ benefits:	88,315
Reserve for retirement employees’ benefits:	66,094
Impairment loss on subsidiaries’ securities:	876,260
Loss on disposal of telephone rights:	63,148
Impairment loss of telephone rights:	21,984
Accrued enterprise taxes:	17,265
Others:	109,199
Subtotal of deferred tax assets:	4,325,644
Valuation allowance:	(2,776,871)
Total of deferred tax assets:	1,548,773
Deferred tax liabilities
Unrealized gain on other securities:	97,256
Total of deferred tax liabilities:	97,256
Net amount of deferred tax assets:	JPY 1,451,517	thousand

6.	Notes regarding related party transactions

(1)           Transactions with subsidiaries

Attribute	Name	Business	Ownership	Relation with related parties		Nature of transaction	Amount of transaction (Thousand of Yen)	Account	Balance as of March 31, 2010 (Thousand of Yen)
				Collateral offices of directors	Business Relation
Subsidiary	IIJ- Tech	Systems integration	100.0%	Yes	Customer and supplier	Purchase of operation and maintenance of network systems	6,365,550	Accounts payable	2,068,380
						Purchase of construction of network systems	3,281,844 (Notes2-a)
						Royalty charge and commissions received	67,799 (Notes 2-b)	Accounts receivable-other	342,017
						Interest paid for bank borrowing	5,978 (Notes 2-c)	Short-term borrowings	1,000,000

(2)            Transactions with other affiliated company’s subsidiary

Attribute	Name	Business	Ownership	Relation with related parties		Nature of transaction	Amount of transaction (Thousand of Yen)	Account	Balance as of March 31, 2010 (Thousand of Yen)
				collateral offices of directors	Business relation
Other affiliated company’s subsidiary	NTT Communications Corporation	Domestic and international telecommunications services	5.0%	No	Customer and supplier	Purchase of domestic and international telecommunications services	3,438,280 (Notes 2-d)	Account payable Account payable -other	9,482 541,865
(Notes)
1. Consumption tax is excluded from the amounts of transaction and included in the amounts of balance as of March 31, 2010.
2. Terms and conditions of the above transactions:
a The cost and other conditions of purchase of network systems maintenance, operation and construction are determined by receiving an estimate for each purchase and in reference to the market price.
b Royalty charge and commissions are determined based on the previously defined rates and expenses in the contract.
c The interest paid for bank borrowings are determined based on the subsidiaries bank borrowing interest rates.
d Supplier and cost of purchase of domestic and international telecommunications lines is determined in the comparison with the other company’s estimates in consideration of the market price.

7.           Notes to per share information

(1)      Net assets per share:    JPY 128,311.16
(2)      Net income per share:  JPY 8,120.23

8.           Subsequent events
IIJ has merged its 100% owned consolidated subsidiary, IIJ-Tech, on April 1, 2010.

(1) Purpose
For the recent IT service market surrounding our Group, as a result of the progress in internet related technology, communication and data processing are provided based on the same technological platform, as seen in the emergence of cloud computing concept. And the trend to outsource data processing and network as one network system infrastructure is expected to increase.
To seize this opportunity to further enhance our business in the future, it has become even more important to share our group business strategy and to combine our network service and the SI business for a stronger business structure. Thus we have merged our 100% owned consolidated subsidiary, IIJ-Tech and IIJ-FS, which mainly provides SI.
IIJ and its group companies will strengthen its ability as a group, to keep its superiority in internet related technology, to develop highly reliable and highly value added network services, to increase its ability to provide total network solution, to propel cross selling, to operate the group business with efficiency, for further growth in the mid-to long term.

(2) Merger Procedure
IIJ, as the surviving company, will absorb IIJ-Tech, which will be subsequently dissolved.

(3) Details of allocation related to the mergers
Because IIJ-Tech is a wholly-owned consolidated subsidiary of IIJ, there will be no issue of new stocks, no increase in capital and no distribution of merger consideration in this merger.

(4) Basic information of IIJ-Tech (as of March 31, 2009)

-	Company Name	IIJ Technology Inc.
-	Business Description	Systems design, construction and systems operation and maintenance
-	Capital	JPY2,358 million
-	Shareholders' Equity	JPY3,692 million (non-consolidated)
-	Total Assets	JPY10,565 million (non-consolidated)
-	Total Revenues	JPY25,452 million (non-consolidated)
-	Net income	JPY168 million (non-consolidated)
-	Number of Employees	449 personnel (non-consolidated)

(5) Effective date of the merger:    April 1, 2010

TRANSLATION

Certified Copy

INDEPENDENT AUDITORS' REPORT

May 24, 2010

To the Board of Directors of Internet Initiative Japan Inc.:

Deloitte Touche Tohmatsu LLC

Designated Partner, Engagement Partner, Certified Public Accountant: Yasuhiro Akatsuka (seal)

Designated Partner, Engagement Partner Certified Public Accountant: Takashi Yamaguchi (seal)

We have audited the consolidated financial statements of Internet Initiative Japan Inc. (“the Company”) namely, the consolidated balance sheet, the consolidated statement of income, the consolidated statements of stockholders' equity and the notes to consolidated financial statements for the 18th fiscal year from April 1, 2009 to March 31, 2010, in accordance with paragraph 4, Article 444 of the Corporation Law. Responsibility as to the preparation of such consolidated financial statements lies with the management of the Company, and our responsibility is to express our opinion on the consolidated financial statements from an independent position.

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we obtain reasonable assurance that there are no material false representations in the consolidated financial statements. The audit is conducted on a test basis and includes the examination of representations in the consolidated financial statements as a whole, including the examination of the accounting principles adopted by the management and the method of application thereof and the evaluation of the estimate by the management. We have determined that, as a result of the audit, we have obtained a reasonable basis for giving an opinion.

We confirm that the consolidated financial statements referred to above fairly represent, in all material respects, the status of assets and earnings of the corporate group comprised of the Company and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with the accounting principles generally accepted in the United States under paragraph 1, Article 120 of the Company Accounting Regulations of Japan (refer to Note 1-3 (1) of “1.Notes to Basic Significant Matters Regarding Presentation of Consolidated Financial Statements” of the notes to consolidated financial statements).

Our firm or we in charge have no financial or other interest in the Company required to be stated by the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

TRANSLATION

Certified Copy

INDEPENDENT AUDITORS' REPORT

May 24, 2010

To the Board of Directors of Internet Initiative Japan Inc.:

Deloitte Touche Tohmatsu LLC

Designated Partner, Engagement Partner, Certified Public Accountant: Yasuhiro Akatsuka (seal)

Designated Partner, Engagement Partner Certified Public Accountant: Takashi Yamaguchi (seal)

We have audited the non-consolidated financial statements of Internet Initiative Japan Inc. (“the Company”) namely, the balance sheet, the statement of income, the statements of changes in stockholders' equity, the notes to non-consolidated financial statements and the accompanying detailed statements for the 17th fiscal year from April 1, 2009 to March 31, 2010, in accordance with item 1, paragraph 2, Article 436 of the Corporation Law. Responsibility as to the preparation of such non-consolidated financial statements and the accompanying detailed statements lies with the management of the Company, and our responsibility is to express our opinion on the non-consolidated financial statements and the accompanying detailed statements from an independent position.

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we obtain reasonable assurance that there are no material false representations in the non-consolidated financial statements and the accompanying detailed statements. The audit is conducted on a test basis and includes the examination of representations in the non-consolidated financial statements and the accompanying detailed statements as a whole, including the examination of the accounting principles adopted by the management and the method of application thereof and the evaluation of the estimate by the management. We have determined that, as a result of the audit, we have obtained a reasonable basis for giving an opinion.

We confirm that the non-consolidated financial statements and the accompanying detailed statements referred to above fairly represent, in all material respects, the status of assets and earnings for the period, for which the non-consolidated financial statements and the accompanying detailed statements were prepared, in conformity with the accounting standards generally accepted in Japan.

Additional Information

Stated in subsequent events, the Company merged its' 100% owned consolidated subsidiary, IIJ-Tech, on April 1, 2010.

Our firm or we in charge have no financial or other interest in the Company required to be stated by the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

TRANSLATION

Certified Copy

Audit Report

The Board of Company Auditors, upon deliberation, prepared this audit report regarding the performance of duties of the Directors of the Company during the 18th fiscal year from April 1, 2009 to March 31, 2010, based on the audit reports prepared by each Company Auditor, and hereby reports as follows:

1.	Auditing Method Employed by Company Auditors and the Board of Company Auditors and Details Thereof
The Board of Company Auditors established an auditing policy and auditing plans, including the assignment of the duties, etc., of each Company Auditor, received from each Company Auditor reports on the execution of audits and the results thereof and, in addition, received from the Directors, etc. and the Independent Auditors reports on the performance of their duties and, when necessary, requested explanations regarding such reports.

In accordance with the auditing standards for Company Auditors established by the Board of Company Auditors, and based on the auditing policy and the assignment of duties, etc., each Company Auditor has taken steps to facilitate communication with the Directors and the Internal Audit Department as well as other employees, and has endeavored to gather information and create an improved environment for auditing.  Each Company Auditor also attended meetings of the Board of Directors and other important meetings, received from the Directors, employees and other related persons reports on the performance of their duties and, when necessary, requested explanations regarding such reports.  In addition, each Company Auditor inspected important authorized documents and associated information, and examined the business and financial position of the Company at the head office and main branch offices of the Company.  Furthermore, each Company Auditor monitored and examined the content of resolutions made by the Board of Directors concerning the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems as provided in Article 100, Paragraphs 1 and 3 of the Company Law Enforcement Regulations to ensure that the Company’s operation will be conducted appropriately and the status of such systems established by such resolutions (internal control systems).

As for the subsidiaries of the Company, each Company Auditor has taken steps to facilitate communication with the directors and Company Auditors and other related persons of the subsidiaries and to share information among them and, when necessary, received reports from the subsidiaries regarding their businesses.  Based on the foregoing method, we examined the business report and the supplementary schedules for this fiscal year.

In addition, the Company Auditors also audited and examined whether the independent auditors maintain their independence and carry out audits in an appropriate manner.  The Company Auditors received from the Independent Auditors reports on the performance of their duties and, when necessary, requested explanations regarding those reports.  The Company Auditors also received notification from the Independent Auditor that it has taken steps to improve the “System to Ensure Appropriate Execution of the Duties of the Independent Auditors” (as enumerated in each item of Article 131 of the Company Calculation Regulations) in compliance with the “Quality Control Standards Relating to Auditing” (adopted by the Business Accounting Deliberation Council on October 28, 2005), etc.  When necessary, the Company Auditors requested explanations on such notification.  Based on the foregoing method, the Company Auditors reviewed the financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statements of income, non-consolidated statements of changes in shareholders’ equity and notes to the non-consolidated financial statements) and supplementary schedules thereto and the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of income, consolidated statement of changes in shareholder’s equity and notes to the consolidated financial statements).

2.	Audit Results

(1)        Audit Results on the Business Report, etc.
A.
In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

B.
With respect to the execution of duties by the Directors, we have found no evidence of misconduct or material facts in violation of the applicable laws and regulations of Japan or the Articles of Incorporation of the Company in the course of the execution of duties of the Directors.

C.	In our opinion, the content of the resolutions made by the Board of Directors regarding the internal control systems is appropriate, and furthermore, we have not found anything to be pointed out on the performance of duties of the Directors concerning the internal control systems.

(2)        Results of Audit of the Financial Statements and Supplementary Schedules
In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu, the Independent Auditor, are fair and reasonable.

(3)        Results of Audit of the Consolidated Financial Statements
In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu, the Independent Auditor, are appropriate.
May 26, 2010
Board of Company Auditors
Internet Initiative Japan Inc.

(seal)	Full-time Company Auditor	Junichi Tate
(seal)	Company Auditor	Masaki Okada
(seal)	Company Auditor	Masaaki Koizumi
(seal)	Company Auditor	Hirofumi Takahashi

Note: Full-time Company Auditor, Junichi Tate, and two Company Auditors, Masaki Okada and Masaaki Koizumi, are outside auditors as provided in Article 2, Item 16, and Article 335, Paragraph 3 of the Company Law.

Reference Documents for the Ordinary General Meeting of Shareholders

Agenda of the meeting and reference matters:

Item 1:           Appropriation of Retained Earnings
The Company endeavors to return profits to shareholders through the continuous and stable distribution of dividends while giving consideration to the employment of retained earnings for the enhancement of the Company’s financial condition, the mid-term expansion of its business and the development of new business.
Based on the policy described above, the Company proposes that dividends be distributed as follows.
When this Item 1 is approved and resolved as proposed, the annual amount of the dividends for this fiscal period will be 2,250 yen per share, an increase of 250 yen per share from the previous fiscal period, including the interim dividend paid at the amount of 1,000 yen per share in December 2009.

1. Type of dividend property
Cash
2. Matters concerning allocation and total amount of dividend property
The Company proposes to pay 1,250 yen per share of common stock.  In this case, the total amount of dividends is 253,180,000 yen.
3. Effective date of dividend payment
The Company proposes June 28, 2010 as the effective date of the dividend payment.

Item 2: Election of Eight Directors
Since the term of office of seven (7) incumbent Directors, Takamichi Miyoshi, Akahisa Watai, Yasurou Tanahashi, Takashi Hiroi, Senji Yamamoto, Kiyoshi Ishida and Shingo Oda will expire and Chiaki Furuya, Kazuhiro Tokita and Junichi Shimagami will retire from his position as of the close of this ordinary general meeting of shareholders, it is proposed that six (6) Directors are reappointed and two (2) new directors are elected.
The candidates for Directors are as follows:

Candidate No.	Name Date of Birth	Careers & Current Positions in and Outside the Company	Number of Shares Owned
1	Takamichi Miyoshi May 5, 1963	Apr. 1993 Joined the Company June 2002 Director of the same Apr. 2004 General Manager, Strategy Planning Division of the same Apr. 2010 Managing Director of the same (Current position)	392
2	Akihisa Watai September 30, 1965	Apr. 1989 Joined The Sumitomo Bank, Ltd. (Currently Sumitomo Mitsui Banking Corporation) Aug. 1996 Temporarily transferred to the Company Feb. 2000 Joined the Company Apr. 2004 General Manager, Finance Division of the same(Current position) June 2004 Director of Chief Financial Officer Apr. 2010 Managing Director of Chief Financial Officer (Current position)	51
3	Yasurou Tanahashi January 4, 1941	Apr. 1963 Joined The Fuji Iron & Steel Co., Ltd. (Currently Nippon Steel Corporation) Apr. 2000 Representative Director & President Nippon Steel Information & Communication System Inc. (Currently NS Solutions Corporation) Apr. 2001 Representative Director & President of NS Solutions Corporation Apr. 2003 Chairman of the same June 2004 Director of the Company (Current position) May 2005 Chairman of Japan Information Technology Services Industry Association	0
4	Takashi Hiroi February 13, 1963	Apr. 1986 Joined Nippon Telegraph and Telephone Public Corporation Apr. 2002 Senior Manager, Department 4 of the same July 2002 Senior Manager, Department 1 of the same June 2004 Director of the Company (Current position) May 2005 Senior Manager, Strategic Business Development Division of Nippon Telegraph and Telephone Corporation July 2009 General Manager, Business Planning Division of Nippon Telegraph and Telephone Corporation(Current position)	0

Candidate No.	Name Date of Birth	Careers & Current Positions in and Outside the Company	Number of Shares Owned
5	Senji Yamamoto April 14, 1946	Apr. 1970 Joined Sony Corporation Jan. 1998 President of Sony Communication Network Corporation (Currently So-net Entertainment Corporation) Jun. 2000 President and CEO of the same Oct. 2005 Director of IIJ Technology Inc. Apr. 2006 Director of IIJ Financial Systems Corporation June 2006 Director of the Company Vice Chairman and Representative of IIJ Technology Inc. President of IIJ Financial Systems Corporation Apr. 2010 Director & Vice President of the company (Current position)	55
6	Shingo Oda November 8, 1944	Apr. 1970 Joined Yokokawa Hewlett-Packard (Currently Hewlett-Packard Japan, Ltd) Feb. 2002 Executive Vice President of Hewlett-Packard Japan, Ltd May 2005 President of the same Apr. 2008 Outside Director of IT Holdings Corporation (Current position) June 2008 Director of the Company (Current position)	0
7	Takeshi Kikuchi April 27, 1959	Apr. 1983 Joined Itochu Corporation Apr. 1996 Temporarily transferred to the Company July 1999 Joined IIJ Technology Inc. Oct. 2005 President of the same	256
8	Yoshifumi Nishikawa August 3, 1938	Apr. 1961 Joined The Sumitomo Bank, Limited(Currently Sumitomo Mitsui Banking Corporation) June 1997 President of the same Apr. 2001 President, and Chief Executive Officer of Sumitomo Mitsui Banking Corporation Dec. 2002 President of Sumitomo Mitsui Financial Group, Inc. June 2005 Director of the Company Jan. 2006 President and Chief Executive Officer of Japan Post Corporation Apr. 2007 President of Japan Post Oct. 2009 Adviser of Sumitomo Mitsui Banking Corporation (Current position)	0

(Notes)
(a)	There is no special interest between the candidates and the Company.
(b)
Mr. Yasurou Tanahashi is a candidate for Outside Director. Since he has established a prominent career as a corporate manager and has abundant experience and profound knowledge of management, the Company proposes to appoint him as a candidate for Outside Director to enhance the supervisory functions of management. He is presently an Outside Director of the Company, and his total term of office as an Outside Director will be six (6) years at the close of this Ordinary General Meeting of Shareholders. The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties. As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Director, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Director.

(c)
Mr. Takashi Hiroi is a candidate for Outside Director. Since he is a General Manager of the Business Planning Division of Nippon Telegraph and Telephone Corporation and has abundant experience and profound knowledge of the management of telecommunications businesses, the Company proposes to nominate him as a candidate for Outside Director to enhance the supervisory functions of management. He is presently an Outside Director of the Company, and his total term of office as an Outside Director will be six (6) years at the close of this Ordinary General Meeting of Shareholders. The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties. As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Director, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Director.

(d)
Mr. Shingo Oda is a candidate for Outside Director. Since he has established a prominent career as a corporate manager and has abundant experience and profound knowledge of management, the Company proposes to appoint him as a candidate for the office of Outside Director to enhance the supervisory functions of management. The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties. As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Director, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Director.

Item 3: Election of Two Auditors
Since the term of office of two (2) incumbent Company Auditor, Junichi Tate and Hirofumi Takahashi will retire his position as of the close of this ordinary general meeting of shareholders, it is proposed that two (2) new Company Auditors to be appointed.
Mr. Kazuhiro Ohira will be elected to fill the vacancy from the resignation of Mr. Junichi Tate, and Mr. Shunichi Kozasa will be elected to fill the vacancy from the resignation of Mr. Hirofumi Takahashi. Because the term of office of Company Auditors elected to fill a vacancy of his predecessor who resigned prior to the expiration of term shall expire at such time as the term of office of his predecessor would otherwise expire, the term of office for Mr. Kazuhiro Ohira will be at the close of the Ordinary General Meeting of Shareholders for the fiscal year ending March 2012 and the term of office for Mr. Shunichi Kozasa will be at the close of the Ordinary General Meeting of Shareholders for the fiscal year ending March 2013.
Prior to the submission of this proposed item, we have already obtained the consent of the Board of Company Auditors.
Candidates for the Company Auditor are as follows:

Candidate No.	Name Date of Birth	Careers & Current Positions in and Outside the Company	Number of Shares Owned
1	Kazuhiro Ohira Dec. 26, 1957	Apr. 1980 Joined The Dai-ichi Mutual Life Insurance Company (Currently The Dai-ichi Life Insurance Company, Ltd.) Apr. 2009 Staff General Manager of International Corporate Relations Dept. of the same	0
2	Shunichi Kozasa Jan. 11, 1949	Apr. 1998 Joined the Company June 1999 Director of the company Oct. 2005 Director of IIJ Technology Inc. June 2007 Auditor of the same	100
(Notes)
a. There is no special interest between the candidates and the Company.

b. Mr. Kazuhiro Ohira is a candidate for the Outside Company Auditor. Although Mr. Ohira has not engaged in company management, he is believed to execute the duties of the Outside Company Auditor properly with his extensive experience and profound knowledge of business management and internal control. The Company believes Mr. Ohira is well suited to pursue his duty as Outside Company Auditor.

Item 4:           Grant of Retirement Allowance to Retired Directors and Retired Auditor
A retirement allowance, within the scope of the appropriate amount based on the specific standards prescribed by the Company, should be awarded to Mr. Kiyoshi Ishida whom will retire and Mr. Chiaki Furuya, Mr. Kazuhiro Tokita and Mr. Junichi Shimagami whom will resign from his position as Director, and to Mr. Junichi Tate who will resign from his position as Company Auditor,  as of the close of this ordinary general meeting of shareholders, in order to reward their efforts during their terms of office.  The determination of the specific amount of such retirement allowance, the timing and method of the payment, etc., should be left to the discretion of a conference of the Board of Directors.
The summary of the career history of the retired directors and the retired auditor are as follows:

Name Date of Birth	Careers
Chiaki Furuya July 11, 1949	June 2009 Managing Director of the company (Current position) Apr. 2010 Senior Executive officer, Division Director of Administrative Division of the same (Current position)
Kazuhiho Tokita Apr. 25, 1969	June 2005 Director of the company(Current position) Apr. 2010 Executive Managing Officer, Division Director of Financial System Business Division (Current position)
Junichi Shimagami Apr. 17, 1967	June 2007 Director of the company(Current position) Apr. 2010 Executive Managing Officer, Division Director of Service Division (Current position)
Kiyoshi Ishida Nov. 22, 1960	June 2008 Director of the company(Current position) Apr. 2010 Executive Officer, Division Director of SEIL Business Unit(Current position)
Junichi Tate Nov. 6, 1949	June 2006 Full-time company auditor of the company (Current position)
(Notes)
Mr. Chiaki Furuya, Mr. Kazuhiro Tokita, Mr. Junichi Shimagami and Mr. Kiyoshi Ishida were appointed IIJ's Executive Officer on April 1, 2010. Because they will continue to execute the duties and operations of the Company and for them to contribute to the Company's mid-to long-term business growth, the Company may consider granting IIJ's shares, currently held as treasury stock, partly in exchange of the above retirement allowance to these four (4) company Directors at fair market value.

END